Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 14, 2017, by and among ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Company”), ALERIS CORPORATION, a Delaware corporation (“Parent”), certain of the Company’s direct and indirect domestic Subsidiaries party hereto (together with Parent, the “Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered an indenture, dated as of April 4, 2016 (as amended or supplemented from time to time, the “Indenture”), providing for the issuance of 9.500% Senior Secured Notes due 2021;

WHEREAS, pursuant to and on the date of the Indenture, the Company initially issued $550,000,000 aggregate principal amount of its 9.500% Senior Secured Notes due 2021 (the “Initial Notes”);

WHEREAS, Sections 202 and 312 of the Indenture provide that the Company may, from time to time and in accordance therewith, issue Additional Notes under the Indenture;

WHEREAS, the Company wishes to issue an additional $250,000,000 aggregate principal amount of its 9.500% Senior Secured Notes due 2021 as Additional Notes (the “New Notes”);

WHEREAS, Section 901 of the Indenture provides that, among other things, without the consent of any Holder, the Company, the Guarantors, the Trustee and the Collateral Agent may enter into one or more indentures supplemental to the Indenture to provide for the issuance of Additional Notes in accordance with the terms of the Indenture;

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee and Collateral Agent are authorized to execute and deliver this Supplemental Indenture; and

Whereas, the Company has requested that the Trustee and Collateral Agent execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

NEW NOTES

SECTION 2.1. Amount of New Notes. The aggregate principal amount of New Notes to be authenticated and delivered under this Supplemental Indenture on February 14, 2017 is $250,000,000.

SECTION 2.2. Terms of New Notes. Provisions relating to the New Notes are set forth in the Appendix, which is hereby incorporated in, and expressly made a part of, this Supplemental Indenture mutatis mutandis. The New Notes are to be issued as Additional Notes under the Indenture and shall:

(a)	be issued as part of the existing series of Initial Notes under the Indenture, and the New Notes and the Initial Notes shall be treated as a single class for all purposes under the Indenture;

(b)	have identical terms and conditions to the Initial Notes except that the New Notes shall (i) be issued on February 14, 2017, (ii) be issued at a purchase price of 107.000% of the principal amount plus accrued interest deemed to have accrued from October 1, 2016 and (iii) have a first interest payment date of April 1, 2017;

(c)	be issuable in whole in the form of one or more Global Notes to be held by the Depository and substantially in the form, including appropriate transfer restriction legends, provided in Exhibit 1 to the Appendix; and

(d)	initially bear, in the case of New Notes sold under Rule 144A of the Securities Act, the CUSIP number of 014477 AR4 and ISIN of US014477AR46, and, in the case of New Notes sold under Regulation S of the Securities Act, the CUSIP number of U01484 AH4 and ISIN of USU01484AH49.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Notices. All notices and other communications to the Company or the Guarantors shall be given as provided in the Indenture.

SECTION 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders, the Trustee and the Collateral Agent, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.4. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5. Benefits Acknowledged. Each of the Company and the Guarantors acknowledge that it will receive direct and indirect benefits from the financing arrangements contemplated by this Supplemental Indenture and that the covenants, guarantees and waivers made by it, as applicable, pursuant to the Indenture and/or this Supplemental Indenture have been knowingly made in contemplation of such benefits. The Notes Guarantees of the Guarantors are subject to the terms and conditions set forth in the Indenture.

SECTION 3.6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture and each Notes Guarantee is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.7. Acknowledgment and Affirmation. The Company and each Guarantor hereby expressly acknowledge, as of the date hereof, (i) all of its obligations under the Security Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (ii) its grant of security interests pursuant to the Security Documents are reaffirmed and remain in full force and effect after giving effect to the issuance of the New Notes, (iii) the Secured Obligations (as defined in the Security Agreement) include, among other things and without limitation, the due and punctual payment of the principal of, interest on, and premium (if any) on, the Notes and (iv) except as expressly set forth herein, the execution of this Supplemental Indenture shall not serve to effect a novation of the Secured Obligations (as defined in the Security Agreement).

SECTION 3.8. The Trustee and the Collateral Agent. The Trustee and the Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

SECTION 3.9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, .pdf transmission or other electronic means shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf transmission or other electronic means shall be deemed to be their original signatures for all purposes.

SECTION 3.10. Headings. The Section and Article headings herein are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and year first above written.

ALERIS INTERNATIONAL, INC.

By:	/s/ Eric M. Rychel
	Name:	Eric M. Rychel
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

ALERIS CORPORATION

By:	/s/ Eric M. Rychel
	Name:	Eric M. Rychel
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

ALERIS ROLLED PRODUCTS, INC.
ALERIS ROLLED PRODUCTS, LLC
ALERIS ROLLED PRODUCTS SALES CORPORATION
IMCO RECYCLING OF OHIO, LLC
ALERIS OHIO MANAGEMENT, INC.
NICHOLS ALUMINUM LLC

By:	/s/ Eric M. Rychel
	Name:	Eric M. Rychel
	Title:	President

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By:	/s/ James Kowalski
	Name:	James Kowalski
	Title:	Vice President